PRESS RELEASE



                                                                        Contact:
                                                                  Todd A. Gipple
                                                        Executive Vice President
                                                         Chief Financial Officer
                                                                  (309) 736-3580

FOR IMMEDIATE RELEASE
October 23, 2002

                               QCR Holdings, Inc.

        Announces Cash Dividend and First Fiscal Quarter Earnings Results

         QCR Holdings, Inc. (NASDAQ / QCRH) today announced that the Board of Directors has declared a cash dividend of $.05 per share payable on January 3, 2003, to stockholders of record on December 16, 2002.

         "We are very pleased to announce the Company's first cash dividend to stockholders," said Michael Bauer, Chairman of the Company and President of Quad City Bank & Trust. He added, "It is the Company's intention to consider the payment of dividends on a semi-annual basis. While we anticipate an ongoing need to retain much of the Company's operating income to help provide the capital for continued rapid growth, we believe that operating results have reached a level where we can sustain dividends to our stockholders as well."

         The Company also announced earnings for the first quarter ended September 30, 2002 of slightly less than $1.2 million, or basic earnings per share of $0.42 and diluted earnings per share of $0.41. For the same quarter in 2001, the Company reported earnings of $648 thousand, or both basic and diluted earnings per share of $0.26.

         "We are pleased with the strong performance for the first quarter," said Doug Hultquist, President and Chief Executive Officer. "The Company recognized a significant increase in net interest income of $1.3 million for this quarter over the same period in 2001. Gains on sales of residential real estate loans were also a significant contributor to our earnings results for the quarter as the Company realized an increase in these gains of $251 thousand over the previous year. In addition, the Company experienced tremendous growth this quarter of more than $50 million, to end the quarter at $568.8 million in total assets.

         "Continued strong operating results at Quad City Bank & Trust and Quad City Bancard, Inc. helped fuel these solid first quarter earnings," noted Todd Gipple, Executive Vice President and Chief Financial Officer. "In addition, Cedar Rapids Bank & Trust continues to make outstanding progress toward profitability as it reached its first anniversary as a charter in September 2002. The new charter's after-tax operating losses were only $172 thousand for the quarter, which continue to run slightly better than anticipated, while asset growth continues to exceed expectations."

         "Cedar Rapids Bank & Trust continues to be a significant contributor to the Company's growth in assets, loans, and deposits since our opening in September of 2001. We have experienced rapid growth in our first twelve months of operations and our charter has reached total assets of $78.2 million, net loans of $62.6 million, and deposits of $51.8 million as of September 30, 2002," noted Cedar Rapids Bank & Trust President and Chief Executive Officer, Larry Helling. He added, "We continue to add new commercial and retail banking relationships at a steady pace, and we are pleased with the market's reaction to our strategy of providing the highest levels of service and a personalized banking relationship."

         The Company's total assets increased 10% to $568.8 million at September 30, 2002 from $518.8 million at June 30, 2002. During the same period, net loans increased by $39.2 million or 10% to $423.7 million from $384.5 million at June 30, 2002. Non-performing assets increased to $4.8 million at September 30, 2002 from $3.2 million at September 30, 2001. At September 30, 2002 non-performing assets were 1.10% of gross loans in comparison to 1.04% of gross loans at September 30, 2001. Total deposits increased 8% to $405.4 million at September 30, 2002 from $376.3 million at June 30, 2002. Stockholders' equity rose to $34.5 million at September 30, 2002 as compared to $32.6 million at June 30, 2002.

         "The $2,656,000 increase in nonaccrual loans from June 30, 2002 to September 30, 2002 was primarily due to one commercial lending relationship at Quad City Bank & Trust," explained Chief Financial Officer Gipple. He added, "The bank is working closely with this customer in an attempt to remedy the situation. Like many other financial institutions, some of our customers are experiencing difficulty in the lagging economy, which could lead to increased loan loss reserves. Given the continued soft economy, management is closely monitoring and providing reserves for the Company's loan portfolio."

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

         On October 22, 2002, the Company issued a press release announcing a gain of approximately $1.2 million, or $.44 per share, from the sale of a major portion of the Company's merchant credit card business. This gain will be recognized by the Company in the second fiscal quarter and does not impact first quarter earnings results.

         Since the Company's formation in February 1993, its fiscal year end has been June 30th. On August 21, 2002, the Company's Board of Directors approved a change in the fiscal year end to December 31st. The Company will file a Form 10-K with the Securities and Exchange Commission for the transition period July 1, 2002 through December 31, 2002.

         QCR Holdings, Inc., headquartered in Moline, Illinois, is a multi-bank holding company, which serves the Quad City and Cedar Rapids communities via its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, and Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in merchant credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois.

         Special Note Concerning Forward-Looking Statements. This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

         A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of September 11th; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business;
(iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.


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
                                                          As of
                                        ----------------------------------------
                                        September 30,  June 30,    September 30,
                                            2002         2002          2001
                                        ----------------------------------------
(dollars in thousands,
except share data)

SELECTED BALANCE SHEET DATA
Total assets .........................   $  568,839   $  518,828    $  425,694
Securities ...........................       80,162       76,231        60,800
Total loans ..........................      430,223      390,594       310,266
Allowance for estimated loan losses ..        6,482        6,111         4,630
Total deposits .......................      405,436      376,317       315,544
Total stockholders' equity ...........       34,476       32,578        30,116
Common shares outstanding ............    2,749,672    2,749,447     2,740,844
Book value per common share ..........        12.54        11.85         10.99
Full time equivalent employees .......          194          190           172
Tier 1 leverage capital ratio ........         7.94%        8.25%         9.39%


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

                                                                 As of
                                               ---------------------------------------
                                               September 30,  June 30,   September 30,
                                                   2002        2002          2001
                                               ---------------------------------------
(dollars in thousands)

ANALYSIS OF LOAN DATA
Nonaccrual loans ...............................  $  4,216   $  1,560    $  2,172
Accruing loans past due 90 days or more ........       544        708       1,017
Other real estate owned ........................        --         --          47
Total nonperforming assets .....................     4,760      2,268       3,236

Net charge-offs ................................  $    266   $    402    $     27
  (For the quarter ended / fiscal year ended)

Loan mix:
  Commercial ...................................  $325,030   $305,043    $228,204
  Real estate ..................................    60,414     45,418      43,649
  Installment and other consumer ...............    44,779     40,133      38,413
Total loans ....................................   430,223    390,594     310,266


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

                                                          For the Quarter Ended
                                                              September 30,
                                                         -----------------------
                                                           2002          2001
                                                         -----------------------
(dollars in thousands, except per share data)

SELECTED INCOME STATEMENT DATA
Interest income ....................................     $  7,876      $  6,950
Interest expense ...................................        3,189         3,520
Net interest income ................................        4,687         3,430
Provision for loan losses ..........................          637           409
Noninterest income .................................        2,469         1,848
Noninterest expense ................................        4,771         3,926
Income tax expense .................................          589           295
Net income .........................................        1,159           648

Earnings per common share (basic) ..................     $   0.42      $   0.26
Earnings per common share (diluted) ................     $   0.41      $   0.26

AVERAGE BALANCES
Assets .............................................     $544,944      $414,526
Deposits ...........................................      384,786       309,240
Loans ..............................................      399,819       299,879
Stockholders' equity ...............................       33,548        25,618

KEY RATIOS
Return on average assets (annualized) ..............         0.85%         0.63%
Return on average common equity (annualized) .......        13.82%        10.12%
Net interest margin (TEY) ..........................         3.75%         3.64%
Efficiency ratio ...................................        66.60%        74.35%


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

                                                          For the Quarter Ended
                                                               September 30,
                                                         -----------------------
                                                            2002         2001
                                                         -----------------------
(dollars in thousands, except share data)

ANALYSIS OF NONINTEREST INCOME

Merchant credit card fees, net of processing costs ...   $      688   $      520
Trust department fees ................................          514          477
Deposit service fees .................................          284          238
Gain on sales of loans, net ..........................          713          462
Other ................................................          270          151
   Total noninterest income ..........................        2,469        1,848

ANALYSIS OF NONINTEREST EXPENSE

Salaries and employee benefits .......................   $    2,866   $    2,290
Professional and data processing fees ................          396          373
Advertising and marketing ............................          140          112
Occupancy and equipment expense ......................          702          530
Stationery and supplies ..............................          117          105
Postage and telephone ................................          145          109
Other ................................................          405          407
   Total noninterest expenses ........................        4,771        3,926

WEIGHTED AVERAGE SHARES

Common shares outstanding (a) ........................    2,749,562    2,454,757
Incremental shares from assumed conversion:
    Options ..........................................       64,624       46,408
Adjusted weighted average shares (b) .................    2,814,186    2,501,165


(a)  Denominator for Basic Earnings Per Share
(b)  Denominator for Diluted Earnings Per Share


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